EXHIBIT 21.1
SUBSIDIARIES OF THE REGISTRANT

Name of Entity	State/Country of Organization
Sub-Q Solutions, Inc.	Delaware
Insulet MA Securities Corporation	Massachusetts
Insulet Singapore Private Limited	Singapore
Insulet Canada Corporation	Canada
Insulet Consulting (Shenzhen) Co., Ltd.	China
Insulet International Holdings Ltd.	United Kingdom
Insulet International Ltd.	United Kingdom
Insulet Austria GmbH	Austria
Insulet France SAS	France
Insulet Germany GmbH	Germany
Insulet Netherlands B.V.	Netherlands
Insulet Netherlands Holdings B.V.	Netherlands
Insulet Switzerland GmbH	Switzerland
Insulet Mexico, S. de R.L. de C.V.	Mexico